EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13D, dated May 18, 2016, with respect to the Class A common shares, par value $0.01 per share, and Series C preferred shares, par value $0.01 per share, of Seaspan Corporation is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 18, 2016.

GERRY WANG FAMILY ENTERPRISES LIMITED

By:	/s/ Gerry Yougui Wang
Name:	Gerry Yougui Wang
Title:	Authorized Person

GERRY YOUGUI WANG

By:	/s/ Gerry Yougui Wang